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                           EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of May 11, 1998 by and among LPA HOLDING CORP., a Delaware corporation ("LPA Holdings"), LA PETITE
ACADEMY, INC., a Delaware corporation (the "Company"), and Phillip M. Kane ("Executive").

                                 RECITALS

         In order to induce Executive to agree to serve as Chief
Financial Officer of the Company, LPA Holding Corp. and the Company desire to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to enter into such employment and perform services for the Company on the terms and conditions set forth in this Agreement.

         It is therefore hereby agreed by and among the parties as follows:

         1. Employment.

               (a) Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as Chief Financial Officer. In his capacity as Chief Financial Officer of the Company, Executive shall have all of the customary powers, responsibilities and authorities of chief financial officers of corporations of the size, type and nature of the Company, as they exist from time to time. Executive's principal office shall be at the principal executive offices of the Company in the Kansas City Metropolitan Area.

              (b) Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Chief Financial Officer of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs or from managing his personal investments.

     2. Term of Employment. Executive's term of employment under this Agreement shall commence on May 11, 1998 (the "Commencement Date") and, subject to the terms hereof, shall terminate on the last day of the Fiscal Year in August 1999 (the "Termination Date"); provided, however, that on the last day of the Fiscal Year in August 1999 and on each subsequent Fiscal Year end, the Termination Date shall automatically be extended for a period of one year, unless either party shall have given written notice to the other party not less than thirty days prior to the Termination Date that the Termination Date shall not be so extended.

         3. Compensation.

              (a) Initial Base Salary. The Company shall pay Executive a base salary ("Base Salary") at the annual rate of $170,000 with the Base Salary from the Commencement Date through August 29, 1998 to be the product of $170,000 multiplied by a fraction, the



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         numerator of which is the number of calendar days from the
         Commencement Date through August 29, 1998 and the denominator of which is 365. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

              (b) Adjustments to Base Salary. Executive's annual rate of Base Salary shall be adjusted at the discretion of the Chief Executive Officer, subject to the approval of the Board of Directors of the Company (the "Board") on the first day of each Fiscal Year. As used herein, "Fiscal Year" shall mean the fiscal year ending on the Saturday closest to the last day of August of each year. If increased in accordance with the provisions hereof, the increased amount shall constitute Executive's Base Salary hereunder.

              (c) Annual Bonus. In addition to his Base Salary, Executive shall be entitled to receive a cash bonus (the "Bonus") with respect to each Fiscal Year (commencing with the Fiscal Year ending August 28, 1999). The Bonus shall be paid from the Company's two bonus pools (the "First Bonus Pool" and the "Second Bonus Pool", respectively) as follows: The Bonus shall be paid from the Company's two bonus pools (the "First Bonus Pool" and the "Second Bonus Pool", respectively) as follows:

                    (i) First Bonus Pool. Prior to the end of each Fiscal
               Year, the Board shall determine the target EBITDA for the immediately succeeding Fiscal Year ( the "Plan EBITDA") and the aggregate size of the bonus pool for all participants in the First Bonus Pool based on the achievement of 95% of Plan EBITDA and 115% Plan EBITDA. For purposes hereof, EBITDA shall be as defined in the Indenture dated as of May 11, 1998, among the Company, PNC Bank, as Trustees, and the other parties thereto. The Executive shall be entitled to a Bonus from the First Bonus Pool in an amount up to 75% of Base Salary as follows:

                         (A) Subject to Section 6, on November 1, 1999,
                    and on each succeeding November 1, the Company shall pay to Executive a bonus in cash of up to one quarter of the Bonus from the First Bonus Pool based on the achievement by the Executive of his personal management by objectives ("MBO"), as established by the Compensation Committee of the Board (the "Committee"), and will be payable at the same time as the remaining seventy-five percent; and

                         (B) Subject to Section 6, on November 1, 1999,
                    and on each succeeding November 1, the Company shall pay to Executive a cash bonus based upon the attainment of a specified percentage of the actual
                    EBITDA in relation to Plan EBITDA. No Bonus will be payable in the event that actual EBITDA is less than 95% of Plan EBITDA and the maximum bonus of three-quarters of 75% of Base Salary is payable only when actual EBITDA is 115% or more of Plan EBITDA. If actual EBITDA as a percentage of Plan EBITDA falls within one of the gradations specified below, three quarters of the percentage of Base Salary specified below will be earned in even increments within the relevant gradation.


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                        Actual EBITDA As             % of Base Salary
                        % of Plan EBITDA              Earned as Bonus
                        ----------------              ---------------

                          95.0%-100.0%                  0.0%-25.0%
                          100.1%-115.0%                 25.1%-75.0%

                    (ii) Second Bonus Pool. The aggregate amount of the
               Second Bonus Pool for all its participants will be equal to 10% of the aggregate amount of the First Bonus Pool for all its participants. The Executive will be entitled to receive a bonus out of the Second Bonus Pool in an amount to be determined by the Chief Executive Officer based on the Executive's individual performance.

               (d) 1998 Bonus. Notwithstanding anything to the contrary contained herein with respect to the Bonus to be paid in respect of Fiscal Year 1998, Executive shall participate in the La Petite Academy Senior Management Bonus Plan - 1998 Fiscal Year; provided, however, that the allocations of payments out of the First Bonus Pool shall be allocated 75% based on Consolidated EBITDA and 25% based on personal MBO.

               (e) Compensation Plans and Programs. Executive shall participate in any compensation plan or program, annual or long-term, maintained by the Company on terms no less favorable than those applicable to other senior management personnel of the Company.

          4. Employee Benefits.

               (a) Employee Benefit Programs, Plans and Practices. During the term of his employment hereunder, the Company shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with his positions in the Company and to the extent possible under any employee benefit plan), in accordance with the terms hereof, which the Company makes available to its senior executive officers, including but not limited to (i) retirement, pension and profit-sharing and
          (ii) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage.

               (b) Vacation and Fringe Benefits.

                    (i) Executive shall be entitled to a paid vacation
               each calendar year in accordance with the Company's vacation policy.

                    (ii) In addition, Executive shall be entitled to all
               of the perquisites and fringe benefits normally accorded senior executives of the Company (other than the Chief Executive Officer).

          5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including without limitation expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.


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          6. Termination of Employment.

          (a) Termination Not for Cause or Termination for Good Reason.

               (i) The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6(d)(ii) hereof) or due to Executive's death or Permanent Disability (as defined in Section 6(b) hereof) or Executive terminates his employment for Good Reason (as defined in Section 6(a)(ii) hereof) (x) prior to the last day of the Fiscal Year ending in August 1999, Executive shall be entitled to receive from the Company, in lieu of any other cash compensation provided for herein but not in substitution for compensation already earned, the sum of (A) Executive's Base Salary at its then current annual rate and (B) any Bonus accrued by the Company hereunder for the benefit of Executive in respect of the Fiscal Year preceding the Fiscal Year in which such termination occurred and (y) after the last day of the Fiscal Year ending in August 1999, Executive shall be entitled to receive in lieu of any other cash compensation provided for herein but not in substitution for compensation already earned, Executive's Base Salary at its then current rate for the remainder of the contract term then in effect. All payments made by the Company under this subsection shall be payable in accordance with the ordinary payroll practices of the Company.

               (ii) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's express prior written consent:

                    (A) the assignment to Executive by the Company of
               duties substantially inconsistent with Executive's positions, duties, responsibilities, titles and offices as set forth in Section 1 hereof, or any material reduction by the Company of Executive's duties or responsibilities or any removal of Executive as the Chief Financial Officer of the Company, except in connection with the termination of Executive's employment for any other reason;

                    (B) a reduction by the Company in Executive's Base
               Salary or Bonus (other than by reason of the terms of Section 3(c) hereof) as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the terms of this Agreement;

                    (C) any material breach by the Company of any
               material provision of this Agreement;

                    (D) a relocation of the Company's executive offices
               to a location more than fifty miles outside of the Kansas City Metropolitan Area.

          (b) Permanent Disability. If (i) Executive shall fail for a period of six consecutive months during the term of his employment hereunder, because of illness,


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     physical or mental disability or other incapacity, to render the services provided for by this Agreement or (ii) at such earlier time as Executive submits satisfactory medical evidence that he has an illness, physical or mental disability or other incapacity which is expected to prevent him from returning to the performance of his work duties for six months or longer ("Permanent Disability"), the Company or Executive may terminate Executive's employment upon written notice thereof, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under this Section 6(b), and Executive shall receive or continue to receive, as the case may be:

               (i) as soon as practicable after the date of termination of Executive's employment pursuant to this Section 6(b), a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon;

               (ii) any unpaid amounts, as of the date of such termination, in respect of the Bonus for the Fiscal Year ending before such termination, which shall be payable on the date on which such Bonus is payable as specified in Section 3(c)(i) hereof; and

               (iii) such rights to payments under applicable plans or programs, including but not limited to those described in
          Section 3(d) hereof, as may be appropriate pursuant to the terms of such plans or programs.

          (c) Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive:

               (i) as soon as practicable after the date of Executive's death, a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon;

               (ii) any death benefits provided under the employee benefit programs, plans and practices described in Section 4(a) hereof, in accordance with their terms; and

               (iii) such other payments under applicable plans or programs, including but not limited to those described in
          Section 3(d) hereof, as may be appropriate pursuant to the terms of such plans or programs.

          (d) Voluntary Termination by Executive: Discharge for Cause.

               (i) In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of Permanent Disability or death, prior to the Termination Date, Executive shall be entitled to receive all salary and benefits to which Executive is entitled up to and including the date of Executive's termination of employment hereunder, including, without limitation, compensation payments deferred by Executive. The obligations of the Company


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          under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason or other than as a result of Permanent Disability or death. Termination of Executive in accordance with this Section 6(d) shall be communicated to Executive pursuant to a notice from the Chief Executive Officer, after obtaining a resolution of a majority of the Board determining that Executive is subject to Discharge for Cause as defined herein.

               (ii) As used herein, the term "Cause" shall be limited to
          (A) action by Executive involving willful malfeasance in connection with his employment having a material adverse effect on the Company, (B) material breach by Executive of this Agreement or any other agreement entered into between Executive and the Company, (C) continuing refusal by Executive in willful breach of this Agreement to perform the duties ordinarily performed by a chief financial officer (other than any such failure resulting from his reasonably documented incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties or
          (D) Executive being convicted of any felony (or any misdemeanor involving the property or assets of the Company) under the laws of the United States or any State. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board at a meeting of the Board (after reasonable notice to Executive and opportunity for him, together with counsel, to be heard before the Board), finding that the Executive was guilty of conduct set forth above in this subsection.

          7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                           To the Company and LPA Holdings Corp.

                                    La Petite Academy, Inc.
                                    14 Corporate Woods
                                    8717 W. 110th Street, Suite 300
                                    Overland Park, Kansas  66210
                                    Attention:  Chairman of the Board

                           with a copy to:

                                    LPA Investment LLC
                                    c/o Chase Capital Partners
                                    380 Madison Avenue, 12th Floor
                                    New York, N.Y.  10017


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                           To Executive:

                                    Phillip M. Kane
                                    c/o the Company at the above address

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

     8. Separability; Arbitration. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 12 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in Chicago, Illinois in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators' award in any court having jurisdiction.

     9. No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments under Section 6 hereof be subject to offset in respect of any claims which the Company may have against Executive.

     10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of LPA Holdings and the Company, but neither this nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by LPA Holdings or by the Company, except that LPA Holdings and the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of LPA Holdings or the Company.

     11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

     12. Nondisclosure of Confidential Information; Non-Competition.

          (a) Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential


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     Information" shall mean non-public information concerning the
     Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public.

          (b) For a period of one year commencing on Executive's date of termination for any reason, Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, (ii) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in material competition with the business of the Company and/or its affiliates or (ii) solicit any employees of the Company and/or its affiliates.

          (c) For purposes of Section 12(b) hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the purchase, sale or other dealing in any property or the rendering of any service significantly purchased, sold, dealt in or rendered by the Company and/or its affiliates. As used in the preceding sentence, the term "significantly" shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly held company provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

          (d) Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 12 by Executive.

     13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of


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such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

     15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflict of laws.

     16. Withholding. The Company shall be entitled to withhold from any payment hereunder any amount required by law to be withheld.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.


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     18.Entire Agreement. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replaces and supercedes any prior agreements, including any prior employment agreements, with respect to the subject matter hereof.


                                   LA PETITE ACADEMY, INC.



                                   By:________________________________________
                                      Name:
                                      Title:

                                   LPA HOLDING CORP.



                                   By:________________________________________
                                      Name:
                                      Title:

                                   ___________________________________________
                                                    Executive




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